Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO; Robert Taylor, CFO, or

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Houston – February 19, 2015 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income from continuing operations of $73.4 million, or $0.48 per diluted share, on revenue of $1,178.6 million for the fourth quarter of 2014 and net income of $66.1 million, or $0.43 per diluted share.

These results compare with the fourth quarter of 2013 net loss from continuing operations of $176.7 million, or $1.11 per share, and net loss of $313.5 million, or a $1.97 loss per share, on revenue of $1,075.6 million. Included in the results from continuing operations for the fourth quarter of 2013 were pre-tax charges of $305.7 million.

For the year ended December 31, 2014, the Company’s net income from continuing operations was $280.8 million, or $1.79 per diluted share, on revenue of $4,556.6 million as compared with income from continuing operations of $45.5 million, or $0.28 per diluted share, on revenue of $4,350.1 million for the year ended December 31, 2013.

David Dunlap, President and CEO of the Company, commented, “The fourth quarter of 2014 concluded a very successful year for our organization. Strong operating performance in 2014 and our focus on capital and cost discipline have our balance sheet in great shape heading into what appears to be a challenging year for our industry.

“Record free cash flow generation and obtaining an investment grade credit rating in 2014 were just two milestones that we believe validate our approach to managing the business. We expect to continue to generate free cash during 2015 and maintain ample liquidity to be able to pursue further growth opportunities.

“International expansion continues to be a core strategy for Superior Energy. Our focus has been on several targeted countries, and we believe we have set the stage during 2014 for future growth in these areas. With the competitive landscape in international markets set to change, and product lines tailor-made for international expansion, we are very excited about our opportunities overseas.

“Given the US rig count’s rapid decline and an uncertain commodity price environment, we currently anticipate cutting our capital expenditures at least 35% from 2014. Our experienced leadership team reacted quickly to changes in the market by beginning the process of rationalizing costs during the fourth quarter and will be responsive to any further shifts in these markets.”

During the fourth quarter of 2014, the Company repurchased and retired approximately 4.4 million shares of its common stock for a total purchase price of $114.3 million. Through December 31, 2014, the Company has repurchased and retired approximately 10.2 million shares for a total purchase price of approximately $300 million.

Fourth Quarter 2014 Geographic Breakdown

U.S. land revenue was $805.2 million in the fourth quarter of 2014, as compared with $673.1 million in the fourth quarter of 2013 and $814.1 million in the third quarter of 2014. Gulf of Mexico revenue was $193.5 million, as compared with $218.0 million in the fourth quarter of 2013 and $210.8 million in the third quarter of 2014. International revenue was $179.9 million, as compared with $184.5 million in the fourth quarter of 2013 and $184.1 million in the third quarter of 2014.

Drilling Products and Services Segment

Drilling Products and Services segment revenue in the fourth quarter of 2014 was $238.5 million, a 7% increase from fourth quarter 2013 revenue of $223.6 million and a slight decrease from third quarter 2014 revenue of $239.2 million.

U.S. land revenue increased 3% sequentially to $88.2 million and Gulf of Mexico revenue increased 3% sequentially to $92.0 million due to increased rentals across all product lines, including bottom hole assemblies, accommodations and premium drill pipe. International revenue decreased 8% to $58.3 million due to decreased rentals of premium drill pipe and bottom hole assemblies.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue was $469.1 million in the fourth quarter of 2014, a 25% increase from fourth quarter 2013 revenue of $374.5 million, and essentially flat with third quarter 2014 revenue of $470.8 million, even with seasonality and a declining US rig count.

Production Services Segment

Production Services segment revenue was $342.1 million, a 2% decrease from fourth quarter 2013 revenue of $349.4 million and a 2% decrease from third quarter 2014 revenue of $348.8 million.

U.S. land revenue decreased slightly during the quarter to $223.9 million, as increased revenue from remedial pumping services was offset by declines in revenues from coiled tubing and wireline. Gulf of Mexico revenue decreased 24% sequentially to $28.4 million, primarily due to seasonality and declining drilling activity. International revenue increased 4% sequentially to $89.8 million, primarily due to higher demand for workover and snubbing services.

Technical Solutions Segment

Technical Solutions segment revenue in the fourth quarter of 2014 was $128.9 million, an increase from fourth quarter 2013 revenue of $128.2 million and a 14% decrease from third quarter 2014 revenue of $150.2 million.

U.S. land revenue decreased 26% sequentially to $23.9 million primarily due to decreases in well control services and completion tools and products. Gulf of Mexico revenue decreased 13% sequentially to $73.2 million primarily due to seasonality. International revenue decreased 6% sequentially to $31.8 million as a result of decreased well control activity and reduced revenues from completion tools and products.

Conference Call Information

The Company will host a conference call at 11:00 a.m. Eastern Standard Time on Friday, February 20, 2015. The call can be accessed from the Company’s website at www.superiorenergy.com, or by telephone at 412-902-0030. For those who cannot listen to the live call, a telephonic replay will be available through March 6, 2015 and may be accessed by calling 201-612-7415 and using the pass code 13598867#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

The press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact included in this press release regarding the Company’s financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of the Company’s management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company’s management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially from such statements. Such uncertainties include, but are not limited to: the cyclicality and volatility of the oil and gas industry, including changes in prevailing levels of exploration, production and development activity; changes in prevailing oil and gas prices or expectations about future prices; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage for which the Company may have limited or no insurance coverage or indemnification rights; the effect of regulatory programs and environmental matters on the Company’s operations or prospects, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for the Company’s pressure pumping services; risks associated with the uncertainty of macroeconomic and business conditions worldwide; changes in competitive and technological factors affecting the Company’s operations; the potential shortage of skilled workers; risks inherent in acquiring businesses; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce; political, economic and other risks and uncertainties associated with the Company’s international operations; the Company’s continued access to credit markets on favorable terms; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; and the risks inherent in long-term fixed-price contracts. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, management can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which these forward-looking statements are based are likely to change after such statements are made, including for example the market prices of oil and gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, management may make changes to the business strategies and plans (including the Company’s capital spending and capital allocation plans) at any time and without notice, based on any changes in the above-listed factors, the assumptions or otherwise, any of which could or will affect the Company’s results. For all these reasons, actual events and results may differ materially from those anticipated, estimated, projected or implied by the Company in the forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements for any reason and, notwithstanding any changes in the assumptions, changes in the business plans, actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2014 and 2013

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$1,178,626	$1,075,644	$4,556,622	$4,350,057

Cost of services and rentals (exclusive of items shown separately below)	711,243	663,660	2,734,833	2,633,590
Depreciation, depletion, amortization and accretion	157,377	158,009	650,814	604,441
General and administrative expenses	166,740	156,966	624,371	597,778
Reduction in value of assets	—	300,078	—	300,078

Income (loss) from operations	143,266	(203,069)	546,604	214,170

Other income (expense):
Interest expense, net	(24,124)	(26,292)	(96,734)	(107,902)
Other income (expense)	(6,201)	(4,668)	(7,681)	(4,627)
Loss on early extinguishment of debt	—	—	—	(884)

Income (loss) from continuing operations before income taxes	112,941	(234,029)	442,189	100,757

Income taxes	39,577	(57,348)	161,399	55,272

Net income (loss) from continuing operations	73,364	(176,681)	280,790	45,485

Loss from discontinued operations, net of income tax	(7,238)	(136,858)	(22,973)	(156,903)

Net income (loss)	$66,126	$(313,539)	$257,817	$(111,418)

Basic earnings (losses) per share:
Net income (loss) from continuing operations	$0.49	$(1.11)	$1.81	$0.29
Loss from discontinued operations	(0.05)	(0.86)	(0.15)	(0.99)

Net income (loss)	$0.44	$(1.97)	$1.66	$(0.70)

Diluted earnings (losses) per share:
Net income (loss) from continuing operations	$0.48	$(1.11)	$1.79	$0.28
Loss from discontinued operations	(0.05)	(0.86)	(0.14)	(0.97)

Net income (loss)	$0.43	$(1.97)	$1.65	$(0.69)

Weighted average common shares used in computing earnings per share:
Basic	151,287	159,228	155,154	159,206

Diluted	152,399	159,228	156,726	160,780

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(in thousands)

(unaudited)

	12/31/2014	12/31/2013
ASSETS

Current assets:
Cash and cash equivalents	$393,046	$196,047
Accounts receivable, net	926,768	937,195
Deferred income taxes	32,138	8,785
Income taxes receivable	—	5,532
Prepaid expenses	74,750	70,421
Inventory and other current assets	185,429	258,449
Assets held for sale	116,680	—

Total current assets	1,728,811	1,476,429

Property, plant and equipment, net	2,733,839	3,002,194
Goodwill	2,468,409	2,458,109
Notes receivable	25,970	23,708
Intangible and other long-term assets, net	420,360	450,867

Total assets	$7,377,389	$7,411,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$225,306	$216,029
Accrued expenses	363,747	376,049
Income taxes payable	40,213	—
Current portion of decommissioning liabilities	—	27,322
Current maturities of long-term debt	20,941	20,000
Liabilities held for sale	61,840	—

Total current liabilities	712,047	639,400

Deferred income taxes	702,996	736,080
Decommissioning liabilities	88,000	56,197
Long-term debt, net	1,627,842	1,646,535
Other long-term liabilities	166,766	201,651

Total stockholders’ equity	4,079,738	4,131,444

Total liabilities and stockholders’ equity	$7,377,389	$7,411,307

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED DECEMBER 31, 2014, SEPTEMBER 30, 2014, AND DECEMBER 31, 2013

(unaudited)

(in thousands)

	Three months ended,
Revenue	December 31, 2014	September 30, 2014	December 31, 2013
Drilling Products and Services	$238,453	$239,204	$223,591
Onshore Completion and Workover Services	469,130	470,849	374,489
Production Services	342,153	348,793	349,370
Technical Solutions	128,890	150,180	128,194

Total Revenues	$1,178,626	$1,209,026	$1,075,644

Income (Loss) from Operations (1)	December 31, 2014	September 30, 2014	December 31, 2013
Drilling Products and Services	$78,138	$78,110	$68,294
Onshore Completion and Workover Services	41,003	54,782	(3,613)
Production Services	9,818	13,374	(26,840)
Technical Solutions	14,307	16,055	(240,914)

Total Income (Loss) from Operations	$143,266	$162,321	$(203,073)

(1)	Income from Continuing Operations for all prior periods has been adjusted for discontinued operations from the Technical Solutions segment.